UNITED STATES
                        SECURITIES AND EXCHANGE COMISSION
                              WASHINGTON, D.C.20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Sectionm13 or 15(d) of The Securities and Exchange Act of 1934



         Date of Report (Date of earliest event reported) July 30, 2004.
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                          Health Discovery Corporation
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             (Exact name of registrant as specified in its charter)



             Texas                  333-62216               74--3002154
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   (State or other jurisdiction   (Commission   (IRS Employer of incorporation)
                                  File Number)      Identification No.)

                   1116 S. Old Temple Road Lorena, Texas 76655
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               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 512-583-4500
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          (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

           On July 30, 2004 we purchased for $2,004,786.00 cash, rights to a portfolio of 71 patents and pending patent applications that include patents on the use of Support Vector Machines (a data driven mathematical program which uses "Machine Learning" to find otherwise hidden relationships in data) and other machine learning tools useful for diagnostic and drug discovery. The Support Vector Machine has been successfully used for cancer gene selection, breast cancer diagnosis, leukemia classification, genomic analysis proteomic research and drug discovery. The patents for the Support Vector Machine also cover applications in a wide variety of research endeavors unrelated to drug discovery.

           The rights in the patents and pending patent applications were acquired from unrelated third parties. The consideration paid for the rights was determined through negotiations between the parties. The consideration will be paid over time, with the initial payment of $175,394 expected to be made by December 31, 2004, and equal installments made every four months until a total of $876,968 has been paid to the sellers. The remaining consideration is represented by convertible notes in an aggregate amount of $1,127,817.00. The convertible notes mature on July 28, 2009, and may be converted at the election of the noteholders until that time into shares of our common stock at $.17per share. Any such shares will not be registered under either federal or state securities laws and must be held for at least one year from the time they are issued. In addition, the noteholders have been further limited to not sell more than 10% of such holder's shares in any calendar quarter after the minimum holding period has expired. The convertible notes bear interest at a rate of 3.16%. The source of the cash consideration to be used to make the initial payments on the notes was a private placement of our stock that was completed on July 31, 2004.

           The acquisition of the patent portfolio brings together with the pioneers of the Support Vector Machine, Dr. Stephen Barnhill, our Chairman and CEO, and three members of our Scientific Advisory Board, Professor Dr. Vladmir Vapnik, Dr. Isabelle Guyon and Dr. Berhard Schoelkopf, the pioneer patents they created to protect this discovery tool. Professor Vapnik was recently awarded the Humboldt Prize for developing Statistical Learning Theory, the cornerstone behind the original Support Vector Machine. Dr. Guyon was the co-inventor with Professor Vapnik on the original support Vector Machine patent. Dr. Schoelkopf, who is Director of the Max Plank Institute for Biological Cybernetics in Tubingen, Germany, won the annual dissertation prize of the German Association for Computer Science or his work on Support Vector Learning.

           The portfolio includes six issued patents with Dr. Barnhill listed as the inventor. They are:

           U.S. Pat. No. 6,760,715: Enhancing biological knowledge discovery using multiple support vector machines.

           U.S. Pat. No. 6,714,925: System for identifying patterns in biological data using a distributed network.


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           U.S. Pat. No. 6,658,395: Enhancing knowledge discovery from multiple data sets using multiple support vector machines.

           U.S. Pat. No. 6,427,141: Enhancing knowledge discovery using multiple support vector machines.

           U.S. Pat. No. 6,157,921: Enhancing knowledge discovery using support vector machines in a distributed network environment.

           U.S. Pat. No. 6,128,608: Enhancing knowledge discovery using multiple support vector machines.

Item 4. Changes in Registrant's Certifying Accountant

           On August 2, 2004, we retained Porter Keadle Moore LLP as our certifying accountants to replace Darielk & Butler CPA. The determination to change certifying accountants was made by our Board of Directors. This determination was made because the former certifying accountants are located in San Antonio, Texas, and our principal activities are now located in Savannah, Georgia.

           The former certifying accountant's reports on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

           We have had no disagreements with our former certifying accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Item 5. Other Events and Regulation FD Disclosure.

           On July 31, 2004 we completed the sale to qualified individual investors of $1,521,000.00 of units comprised of restricted common stock and warrants to acquire restricted common stock. Under the terms of the sale, the company issued 15,210,000 restricted common shares which represents approximately 19% of the total shares outstanding. In addition, each purchaser of common shares was granted a warrant to acquire an equal number of restricted common shares at a fixed price of $0.35 per share until February 2007. This could result in the issuance of up to 15,210,000 additional restricted common shares upon exercise. Neither the shares sold pursuant to the private placement nor the shares issuable upon the exercise of the warrants will be registered under either federal or state securities laws and must be held for at least one year from the time they are issued.

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                                   SIGNATURES

         In accordance with the requirement of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Health Discovery Corporation
                                            Registrant

         Date: August 9, 2004               /s/ David Cooper
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                                            Printed Name David Cooper
                                            Title President

         Date: August 9, 2004               /s/ Robert S. Braswell IV
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                                            Printed Name Robert S. Braswell IV
                                            Title Secretary